Exhibit 10.4

Paul Murphy	25521 COMMERCENTRE DRIVE
Chief Executive Officer	LAKE FOREST, CA 92630
(949) 462-9300

May 3, 2011

John Cappasola

7 Smoke Tree Dr.

Ladera Ranch, CA 92694

Dear John,

This is an amendment to your original offer of employment letter dated October 14, 2008. This letter confirms some benefit changes that have taken place since you began your employment with Del Taco LLC.

Base Salary

As a reminder the Company compensates its employees on a bi-weekly basis. Your gross salary will be $259,476.88 (paid as $9,979.88 bi-weekly), payable via direct deposit.

Benefits

In addition to your base salary, you are eligible for the Company’s executive benefit package. Those standard benefits include the following:

•	Paid Time Off (PTO) accrued at 6.47 per pay period. Paid leave allows employees time off for vacation, illness or personal matters.

•	Discretionary Bonus up to 75%.

Severance

If the Company terminates you without cause, you will receive a severance amount equal to one year of base salary, based upon the date of termination within the given year. The Company will pay the severance in equal installments during a one-year period, consistent with the Company’s then existing payroll period. The amount of those payments will decrease (to not less than zero) by the amount of any compensation you receive during the severance payment period as an employee, consultant or agent for any individual or entity.

Employee Benefit Plans. After the Separation Date, the Employee shall have the rights of a former employee, if any, under any employee benefit plans in which the Employee currently participates. In addition, for a period of 12 months, the Company shall reimburse the Employee for the cost of obtaining any health insurance comparable to the Company’s current health insurance plan in which the Employee participates; provided, that the Company’s obligation to reimburse the Employee for those costs shall not exceed 125% of the cost to the Company of providing insurance benefits to the Employee immediately prior to the Separation Date. At the Company’s request, the Employee shall make the appropriate COBRA coverage election in order to continue the Employee’s current group health insurance coverage.

I hope you have found your employment with the Company a rewarding, gratifying and beneficial experience. It has been a pleasure working with you as we grow our company together.

Sincerely,

/s/ Paul Murphy, CEO

Del Taco LLC